SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 9, 2008

Davi Skin, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-14297	86-0907471
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11990 San Vicente Boulevard, Suite 300, Marina Rey, California 90049
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  310-827-0800

4223 Glencoe Avenue, Suite B130 Marina Del Rey California
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 -- Registrant’s Business and Operations

Item 1.01    Entry into a Material Definitive Agreement

On July 9, 2008, Davi Skin, Carlo Mondavi, Joshua LeVine and Joseph Spellman (hereinafter “Davi”) and Timothy Mondavi, entered into a Settlement Agreement with Artist House Holdings, Inc. to resolve litigation in the matter of Artist House Holdings, Inc. v. Davi Skin, Inc., et al., (Case No. 2:06-CV-893-RLH-LRL) in the United States District Court for the District of Nevada.

In consideration of the terms and conditions set forth in this agreement, the settling parties agree that a) Davi Skin shall make a payment to Artist House in the amount of $650,000; b) Artist House shall cause to be delivered certificates representing all 566,667 shares of Davi common stock to Davi Skin; c) Artist House shall cancel warrants to purchase 283,333 shares of Davi common stock; and d) Timothy Mondavi shall make a payment to Artist House in the amount of $25,000.00.

In addition to the above disbursement, the Settlement Agreement provides for a mutual release of claims between all parties, forbearance of prosecution, and dismissal of the Lawsuit with prejudice.  This Agreement does not constitute an admission by any of the Releases of any liability or wrongdoing whatsoever, including, but not limited to, any liability or wrongdoing with respect to any of the allegations in the Dispute. A dismissal with prejudice was entered on July 21, 2008.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to such Settlement Agreement with related exhibits, a copy of which is attached to this Form 8-K as Exhibit 10.1.

SECTION 5 – Corporate Governance and Management

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective July 14, 2008, Mr. Carlo Mondavi resigned as a member of our board of directors.  There was no known disagreement with Mr. Mondavi on any matter relating to the Company’s operations, policies or practices.

SECTION  9 – Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits

Exhibit                 Name

Exhibit 10.1          Settlement and General Release Agreement, dated July 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Davi Skin, Inc.

/s/ Jan Wallace
Jan Wallace
President, CEO, Director

Date: August 15, 2008